                                                                    EXHIBIT 10.1

                              SECOND AMENDMENT TO
                   EMPLOYMENT AGREEMENT OF T. ANDREW STOKES

     This Second Amendment dated as of April 20, 2001 to Employment Agreement of
T. Andrew Stokes hereby amends that certain Employment Agreement entered into by and between Nationwide Health Properties, Inc., a California corporation (the "Company") and T. Andrew Stokes (the "Executive") as of February 25, 1998, as amended January 19, 2001 (the "Employment Agreement").

                                    RECITAL

     The parties desire to delete and restate Paragraph I (E),  Paragraph IV
(A), and Section V of the Employment Agreement in their entirety.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereto hereby agree to delete Paragraphs I (E) and IV (A) and Section V of the Employment Agreement in their entirety and restate them as follows:

     "I. E. 'Employment Period' shall mean the period commencing on the Effective Date and ending on February 28, 2003; provided however, that commencing effective as of February 28, 2002 and on each February 28 thereafter (each such date is hereinafter referred to as a "Renewal Date"), the Employment Period shall be automatically extended so as to terminate on the second anniversary of such Renewal Date (but not later than the date when Executive attains age 65), unless the Company or Executive shall give notice to the other that the Employment Period shall not be further extended prior to any such Renewal Date."

     "IV.  Obligations of the Company Upon Termination of Executive's Employment
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           A.    Termination by Company Other than for Cause, Death or
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                 Disability. Except within three years after a Change of Control
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                 of Company in which case any termination of Executive's employment shall be governed by the Company's Executive Employment Security Policy, and except as provided for in
                 Section VI of this Agreement, if during the Employment Period, the Company shall terminate Executive's employment other than for Cause or disability, the Company shall pay to Executive (a) any Annual Base Salary owed to Executive through the Date of Termination to the extent not previously paid, (b) an amount equal to 150% of Executive's highest Annual Base Salary during any of the last three full fiscal years prior to the Date of Termination, and (c) an amount equal to 150% of the average Annual Bonus earned by Executive over the last three full fiscal years prior to the Date of Termination.

                 In addition to the payments described in subparagraphs (a),
                 (b), and (c) above, the Company also shall (i) arrange to provide to Executive for a period of eighteen months from the Date of Termination, medical (including dental, vision and prescription drug coverage) and life insurance with terms no less favorable, in the aggregate, than the most favorable of those provided to Executive during the year immediately preceding the Date of Termination, (ii) immediately vest all previously unvested shares of Restricted Stock and Stock Options held by Executive, (iii) provide Executive with any Performance-Based Dividend Equivalents (to the extent earned by the Executive through the Date of Termination, as determined by the Company's Compensation Committee) for the eighteen months following the Date of Termination, and (iv) pay any compensation previously deferred by Executive in accordance with the provisions of the plan under which such compensation was deferred.

                 Payments pursuant to subparagraph (a) above shall be made within thirty (30) days following the Date of Termination. Payments pursuant to subparagraph (b) above shall be made in equal monthly installments over the eighteen-month period following the Date of Termination. Payments pursuant to subparagraph (c) above shall be made in equal annual installments over the eighteen-month period following the Date of Termination. Payments pursuant to subparagraph (iii) above shall be made at the time such payments would have been made had Executive remained in the employment of the Company.

                 To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and but for this subparagraph of this Section IV(A), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, the aggregate amount of such payments and benefits shall be reduced, but only to the extent necessary so that none of such payments and benefits are subject to excise tax pursuant to Section 4999 of the Code.

                 If Executive should die while receiving payments pursuant to this Section IV(A), the remaining payments which would have been made to Executive if he had lived shall be paid to the beneficiary designated in writing by Executive, or if there is no effective written designation, then to this spouse, or if there is neither an effective written designation nor a surviving spouse, then to Executive's estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and Executive may revoke or change any such designation of beneficiary at any time by a later written notice to the Company."

     "V.   Non-Exclusivity of Rights.
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           Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested or which Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement (other than this Agreement) with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Except for the Company's Executive Employment Security Policy, which remains in full force and effect and is fully operative between Executive and Company in accordance with its terms, Executive shall no longer be covered by any prior employment agreement, security policy or understanding thereof after the Effective date of this Agreement and shall not be covered by any severance policy, practice or program of the Company."

     IN WITNESS WHEREOF, Executive has hereunto set Executive's hand, and pursuant to the authorization from the Compensation Committee of the Board, the Company has caused this Second Amendment to Employment Agreement of T. Andrew Stokes to be executed in its name on its behalf, all as of the day and year first above written.

                                    NATIONWIDE HEALTH PROPERTIES, INC.

                                    By: ______________________________________
                                            R. Bruce Andrews, President

                                    Executive:

                                    __________________________________________
                                            T. Andrew Stokes

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